CONTACT:

Exhibit 99.1

Bell Industries, Inc.
Tracy A. Edwards/Russell A. Doll
310-563-2355

PondelWilkinson MS&L
Roger S. Pondel/Angie H. Yang
323-866-6060

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS SECOND QUARTER RESULTS

     El Segundo, California –August 5, 2003 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and six-month periods ended June 30, 2003.

     Net revenues for the 2003 second quarter totaled $39.4 million, compared with $41.3 million in the prior-year period. Bell reported net income of $220,000, or $0.03 per diluted share, compared with $438,000, or $0.05 per diluted share, in the second quarter of 2002.

     Revenues at Bell’s Tech.logix Group (BTL), the company’s largest operating unit, totaled $23.6 million in the current second quarter, compared with $25.7 million a year earlier. Services revenues increased 57 percent over the second quarter last year and represented 38 percent of BTL’s total revenues, up from 22 percent a year ago. BTL recorded an operating loss for the 2003 second quarter of $235,000, compared with operating income of $247,000 a year ago.

     “The substantial growth in BTL’s services revenues underscores our strategy to move into a higher margin area in the technology sector,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries. “The increase was more than offset, however, by a 27 percent decline in technology product deliveries, reflecting the continued weak technology market, as well as the trend of major suppliers increasingly marketing their products directly to end-user customers.”

     “Operating results for the second quarter also were impacted by expenses in connection with infrastructure and related items to integrate new client engagements,” Edwards said. “While we remain cautious as to the near term outlook, with businesses still reserved about IT investments and services sales subject to long selling cycles, we are pleased to have won new accounts in the second quarter. We believe our efforts to build BTL’s strategic sourcing practice are beginning to show progress and we are aggressively working to further strengthen key alliances and create more opportunities, while remaining focused on improving the profitability of existing engagements.”

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Bell Industries, Inc.
2-2-2

     Bell’s Recreational Products Group (RPG) posted modestly lower sales of $14.0 million for the three months ended June 30, 2003, compared with $14.1 million in the prior-year period. Operating income increased 11 percent to $941,000 from $850,000 in the 2002 second quarter, reflecting slightly reduced selling and administrative expenses during the period.

     Sales at J.W. Miller, Bell’s electronic components operation, increased on higher product demand to $1.8 million from $1.5 million in the 2002 second quarter. Operating income nearly doubled to $315,000 from $160,000 last year, primarily as a result of increased sales. In addition, in the prior year, the company increased certain inventory reserves in light of the difficult market conditions at the time.

     For the first six months of 2003, Bell recorded net sales of $71.5 million, compared with $73.5 million a year earlier. The company incurred a net loss of $692,000, or $0.08 per share, compared with $1.8 million, or $0.20 per share, for the 2002 six-month period. The 2002 results include a goodwill write-off of $2.1 million, equal to $1.3 million after tax, or $0.14 per share, in connection with the adoption of a new accounting standard.

     Bell continues to maintain a strong balance sheet with no bank debt. At June 30, 2003, Bell had net working capital of $19.6 million and cash and cash equivalents of $9.9 million. Seasonally comparable amounts at the end of last year’s second quarter were $21.9 million and $9.2 million, respectively. Shareholders’ equity totaled $24.7 million, or $2.95 per share at June 30, 2003.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support and disposal services. Recurring support services include help desk and on-site expertise for desktop and mobile devices, business software applications and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, general business conditions and economic uncertainty, reduced technology product sales as major suppliers increasingly sell directly to end-users, decreased margins due to price competition, delays and costs associated with new client engagements, realizing business opportunities as the economy improves, and other factors described in the company’s public filings from time to time.

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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2003	2002	2003	2002

Net revenues
Products	$30,398	$35,643	$53,966	$62,087
Services	8,977	5,706	17,486	11,379

	39,375	41,349	71,452	73,466

Costs and expenses
Cost of products sold	24,721	29,410	43,728	51,453
Cost of services provided	6,998	4,094	13,970	8,408
Selling and administrative	7,366	7,157	14,789	14,509
Interest, net	(44)	(37)	(66)	(93)

	39,041	40,624	72,421	74,277

Income (loss) before income taxes and cumulative effect of accounting change	334	725	(969)	(811)
Income tax expense (benefit)	114	287	(277)	(319)

Income (loss) before cumulative effect of accounting change	220	438	(692)	(492)
Cumulative effect of accounting change, net of income tax benefit of $836				(1,280)

Net income (loss)	$220	$438	$(692)	$(1,772)

Basic and diluted share data
Income (loss) before cumulative effect of accounting change per share	$.03	$.05	$(.08)	$(.06)

Net income (loss) per share	$.03	$.05	$(.08)	$(.20)

Weighted average common stock	8,367	8,900	8,367	8,895

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues
Technology Solutions
Products	$14,652	$20,019	$25,961	$35,452
Services	8,977	5,706	17,486	11,379

	23,629	25,725	43,447	46,831
Recreational Products	13,995	14,125	24,635	23,909
Electronic Components	1,751	1,499	3,370	2,726

	$39,375	$41,349	$71,452	$73,466

Operating income (loss)
Technology Solutions	$(235)	$247	$(1,220)	$(772)
Recreational Products	941	850	1,002	925
Electronic Components	315	160	620	236
Corporate costs	(731)	(569)	(1,437)	(1,293)

	290	688	(1,035)	(904)
Interest, net	44	37	66	93
Income tax benefit (expense)	(114)	(287)	277	319
Cumulative effect of accounting change, net				(1,280)

Net income (loss)	$220	$438	$(692)	$(1,772)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$9,850	$10,079
Accounts receivable, net	20,672	13,078
Income tax receivable		2,400
Inventories	10,715	12,349
Prepaid expenses and other	2,751	3,051

Total current assets	43,988	40,957

Fixed assets, net	4,663	5,436
Other assets	2,896	2,997

	$51,547	$49,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,270	$10,687
Accrued payroll and liabilities	11,145	10,661

Total current liabilities	24,415	21,348

Long-term liabilities	2,417	2,496
Shareholders’ equity	24,715	25,546

	$51,547	$49,390